EXHIBIT 1



March 16, 1994


VIA FACSIMILE AND AIRBORNE EXPRESS

Lehman Brothers Inc.
Attn:  Mr. John S. Levy
Managing Director
3 World Financial Center
New York, New York  10285

RE:  Sale of Fairfield Communities, Inc.
     ("Fairfield") Common Stock Acquired from
     Pacific Southwest Properties and Tre Scalini Inc.
     Chapter 7 Estates

Gentlemen:

This letter agreement will confirm the understanding and agreement between Physicians Insurance Company of Ohio ("PICO") and Lehman Brothers Inc. ("Lehman") as follows:

WHEREAS, Lehman is the beneficial and legal owner of 1,678,726 shares of Common Stock, par value $.01 per share, of Fairfield Communities, Inc. (the "Securities"), representing approximately 14.03% of the outstanding shares of Fairfield on the basis of the amount of shares estimated to be issued upon the resolution of claims and the distribution of shares under Fairfield's plan of reorganization.

WHEREAS, Lehman has the sole power to vote and dispose of all of the Securities. Lehman became vested with the right to receive the Securities upon and subject to the resolution of certain matters pending in the U.S. Bankruptcy Court in the Eastern District of Arkansas (particularly, an adversary proceeding between the respective indenture trustees of two series of bonds issued by the Company prior to its Chapter 11 bankruptcy).
Lehman obtained the rights to receive the Securities as a result of two separate stipulations (the "Stipulations"), approved by the U.S. Bankruptcy Court for the Central District of California, entered with the Chapter 7 trustees of the estates of Tre Scalini, Inc. and Pacific Southwest Properties, Inc. The Stipulations resolve the claims of Lehman for the repayment of margin loans made to the debtors of the two estates. The Stipulations were ordered approved by the U. S. Bankruptcy Court during March of 1993 and the time period for filing appeals has lapsed.

WHEREAS, upon the terms and subject to the conditions of this letter agreement, PICO desires to purchase from Lehman all of its Securities and Lehman desires to sell such Securities to PICO.

NOW, THEREFORE, we (PICO) and you (Lehman) agree as follows:

1. PICO agrees to purchase all of the Securities (1,678,726 shares) from Lehman at a purchase price of $4.50 per share. Lehman agrees to transfer good and marketable title to such Securities and confirms that there are no encumbrances, liens, equities or claims against such Securities which have been created by Lehman.

2. The parties agree that PICO's purchase of the Securities shall occur in two stages as follows:

     2.1 Lehman will initially transfer and deliver approximately 1,184,000 shares (representing just under 10% of the outstanding Fairfield shares) as soon as practicable following the date of this letter agreement
          (the "First Closing").

     2.2 Lehman will transfer and deliver all of the remaining Securities (approximately 494,726 shares) as soon as PICO receives approval to do so from the Office of Thrift Supervision ("OTS") or at such time as OTS approval is no longer required (the "Second Closing"). PICO agrees to use its reasonable efforts to seek such approval as promptly as possible and to notify Lehman as soon as such approval is received or is no longer required. Lehman's obligation to transfer and deliver the remaining Securities at the Second Closing shall, if required by the Stipulations, be subject to the consent of David Haberbush, the permanent trustee in the above-mentioned Chapter 7 bankruptcy proceedings; in this connection, PICO acknowledges that such consent may be required if, at the time of the Second Closing, the $4.50 per share purchase price is less than 70% of the market value of the Fairfield stock. In addition, Lehman's obligation to transfer and deliver the remaining Securities at the Second Closing shall terminate nine months from the date hereof, unless Lehman has previously received notice from PICO that such Securities can be purchased by PICO or unless such termination date is extended by mutual agreement of the parties.

     2.3 At each such Closing, Lehman will sell, assign and transfer to PICO all of its right, title and interest in the Securities to be sold, together with all requisite endorsements and/or documents necessary to effect such transfer, upon receipt of payment from PICO in the amount of $4.50 per share.

3. In connection with our purchase of the Securities, PICO confirms that:

     3.1 PICO understands that the Securities have not been registered under the Securities Act of 1933, as amended (the "Act"), and are being sold to it in a transaction that is exempt from the registration requirements of that Act.

     3.2 Any information PICO desires concerning the Securities, Fairfield, or any other matter relevant to its decision to purchase the Securities is or has been made available to it (including, without limitation, a copy of the Stipulations), either in reports filed by Fairfield under the Securities Exchange Act of 1934 or otherwise, and it has conducted its own due diligence and has not relied on any representations of Lehman or any of its directors, officers or representatives in making the decision to invest in the Securities.

     3.3 For purposes of the above-described transaction, PICO is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Act, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and is able to bear the economic risk of investment in the Securities.

     3.4 The Securities were not offered or sold to PICO by any form of general solicitation or general advertising.

     3.5 PICO will only sell or otherwise transfer the Securities pursuant to the registration provisions of the Act or in one or more transactions exempt from the registration requirements of the Act.

     3.6 PICO acknowledges that, so long as appropriate, certificates for the Securities may bear a legend restricting their transfer except pursuant to the registration provisions of the Act or an applicable exemption therefrom.

     3.7 PICO acknowledges that the Securities are restricted and cannot be transferred unless subsequently registered under the Act or an exemption from the registration requirements of that Act is available or sold in a transaction where legal counsel has opined that such transfer is permissible, and it understands that neither Fairfield nor Lehman is required to cause the registration of the Securities under the Act.

     3.8 The consideration being provided to our purchase of the above Securities is not being furnished, in whole or in part, either directly or indirectly, from assets of any "employee pension benefit plan" as that term is defined under the Employee Retirement Income Security Act of 1974, as amended.

4.   Miscellaneous.

     4.1 Further Assurances. The parties agree to execute such additional instruments or documents as either party may reasonably deem necessary or desirable in connection with the sale and transfer of the Securities.

     4.2 Survival. The covenants and agreements contained herein shall survive the execution and delivery of this agrement, the delivery of the Securities and the consideration given therefor and shall contain in full force and effect.

     4.3 Binding Effect; Benefits. This agreement shall be binding upon and shall inure to the benefit of all the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, provided, however, that this Agreement may not be assigned by PICO without the prior written consent of Lehman.

     4.4 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to the principles thereof regarding conflicts of laws.

     4.5 Amendments. This Agreement may be modified or amended only by an instrument in writing signed by PICO and Lehman.

     4.6 Complete Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral and written, with respect to such transactions.

     4.7 Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single binding agreement.

If the foregoing correctly sets forth our agreement and understanding, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

Sincerely,

PHYSICIANS INSURANCE COMPANY OF OHIO


By: ________________________________
    John E. Albers, MD
    President and CEO

                                   ACCEPTED AND AGREED:
                                   LEHMAN BROTHERS INC.


                                   By: __________________________
                                       John S. Levy
                                       Managing Director


                                   By: __________________________
                                       Samuel M. Wasserman
                                       Managing Director